SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                         -------------------------------


                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

--------------------------------------------------------------------------------

                                                         January 22, 1997
      Date of Report (Date of earliest event reported): (January 21, 1997)
                          ----------------------------


                                FIRST BANKS, INC.
                                -----------------
             (Exact name of registrant as specified in its charter)



                                    MISSOURI
                                    --------
                 (State or other jurisdiction of incorporation)


                  0-20632                           43-1175538
                  -------                           ----------
        (Commission File Number)          (IRS Employer Identification No.)



               135 NORTH MERAMEC AVENUE, ST. LOUIS, MISSOURI 63105
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (314) 854-4600


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

Items 1-4.  Not applicable

Item 5.  Other Events.

       On January 21, 1997, First Banks, Inc. issued a Press Release announcing its fourth quarter and full year 1996 financial results. A copy of the Press Release is attached hereto as Exhibit 99(a).

Item 6.  Not applicable

Item 7.        Financial Statements
               Pro Forma Financial Statements and Exhibits.

       (a)-(b) Not applicable.

           (c)  Exhibits Required by Item 601 of Regulation S-K:

                99(a) Press Release issued by First Banks, Inc. on January 21, 1997.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

       Dated:  January 22, 1997.

                                               FIRST BANKS, INC.


                                               By: /s/ Allen H. Blake
                                                   ------------------
                                                   Allen H. Blake
                                                   Executive Vice President and
                                                   Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit No.       Description


99(a)             Press Release issued by First Banks, Inc. on January 21, 1997.

                                First Banks, Inc.
                               St. Louis, Missouri


Contact: Allen Blake                        Traded:  NASDAQ/NMS
         Executive Vice President           Symbol:  FBNKP
         & Chief Financial Officer
         (314) 995-8700


FOR IMMEDIATE RELEASE:

                           First Banks, Inc. Announces
                    Fourth Quarter and Year End 1996 Results

St. Louis, Missouri, January 21, 1997. First Banks, Inc. has reported earnings of $8.78 million for the fourth quarter of 1996 in comparison to $4.88 million for the same period in 1995, representing an increase of 80%.

Mr. James F. Dierberg, Chairman and President of First Banks stated, "The improved earnings for the fourth quarter of 1996 reflect the culmination of our external growth during 1995 and 1994 and assimilation of those banking entities into First Banks' systems and operating culture." During 1995 and 1994, First Banks experienced substantial growth through the acquisition of twelve banks and thrifts, providing assets of $1.96 billion and 43 banking locations. These acquisitions, and the acquisition of Sunrise Bank of California, which was completed on November 1, 1996, provided three locations in Missouri, 13 locations in Illinois, six locations in Texas and 24 locations in California. Mr. Dierberg added, "While the acquisitions provided First Banks access into several new major market areas and, accordingly, an attractive opportunity for future growth and profitability, they also presented several immediate challenges. The most immediate challenge being the asset quality problems of certain acquired entities, particularly those in California. While the asset quality problems had been identified and considered in the acquisition pricing, these problems led to a substantial increase in the level of First Banks' nonperforming assets and continue to require substantial dedication of management and other resources to control." Nonperforming assets were $41.3 million and $47.1 million at December 31, 1996 and 1995, respectively. This compares to historical levels of nonperforming assets of $22.9 million and $14.8 million at December 31, 1994 and 1993, respectively.

First Banks' return on average stockholders' equity and return on average assets ratios for the fourth quarter of 1996 were 14.3% and .98%, respectively. This compares to a return on average stockholders' equity and average assets for the nine months ended September 30, 1996 of 6.40% and .43%, respectively. Mr. Dierberg reported, "The improved operating ratios substantiate our progress in managing the recent growth. While improvement is apparent, much work remains in improving the net interest income, particularly within First Banks' thrift subsidiary, lowering the overall costs of operations, and reducing the level of nonperforming assets."

For the year ended December 31, 1996, net income was $20.2 million, after payment of the one-time Savings Association Insurance Fund ("SAIF") special assessment of $8.2 million, which represented a return on average stockholders' equity and a return on average assets of 8.4% and .57%, respectively. Excluding the one-time SAIF special assessment, net income for the year ended December 31, 1996, would have been $25.5 million, which represents a return on average stockholders' equity and a return on average assets of 10.6% and .72%, respectively. This compares to net income of $24.5 million for 1995, which represented a return on average stockholders' equity and average assets of 10.79% and .70%, respectively. In addition to the SAIF recapitalization charge during 1996, which affected all financial institutions with deposits insured by the SAIF, the operating results for 1996 and 1995 were adversely affected by the loss of interest income and additional costs associated with the level of nonperforming assets, various expenses attributable to the amalgamation of the 13 acquisitions into First Banks' systems and operating culture, and other non-recurring items. Mr. Dierberg stated, "As a result of this one-time special assessment, First Banks' deposit insurance cost for SAIF deposits is expected to decrease by approximately $2.0 million for 1997 in comparison to 1996, excluding the special assessment."

Mr. Dierberg concluded by stating, "As we begin 1997, we remain committed to the interests of our customers and stockholders. To this end, First Banks reiterates its unconditional guarantee that the organization is "Not For Sale" and will continue as an independent bank for the benefit of our customers, communities, stockholders and employees."

First Banks currently has assets of $3.7 billion and operates 126 banking locations in Missouri, Illinois, Texas and California.

                                FIRST BANKS, INC.
                   Condensed Consolidated Statements of Income
                           December 31, 1996 and 1995
           (dollars expressed in thousands, except earnings per share)
                                   (unaudited)


                                                       Three months ended         For the year ended
                                                           December 31,               December 31,

                                                        1996         1995         1996         1995
                                                        ----         ----         ----         ----

Interest Income....................................   $ 69,013      69,570       266,021      261,621
Interest Expense...................................     35,090      38,595       141,670      144,945
                                                        ------    --------       -------      -------

     Net interest income...........................     33,923      30,975       124,351      116,676

Provision for possible loan losses.................      2,720       1,912        11,494       10,361
                                                       -------     -------      --------    ---------

     Net interest income after
     provision for loan losses.....................     31,203      29,063       112,857      106,315

Noninterest income.................................      4,923       1,765        20,721       19,407
Noninterest expense................................     24,504      24,865       105,741       91,566
                                                        ------    --------       -------    ---------

     Income before provision for income
        taxes and minority interest in
        loss (income) of subsidiaries..............     11,622       5,963        27,837       34,156

Provision for income taxes.........................      2,656       1,624         6,960       11,038
                                                       -------     -------       -------    ---------

     Income before minority interest in loss
        (income) of subsidiaries...................      8,966       4,339        20,877       23,118

Minority interest in (income)
     loss of subsidiaries..........................        (187)       537           (659)      1,353
                                                       --------  ---------       --------    --------

     Net income....................................   $  8,779       4,876        20,218       24,471
                                                        ======    ========       =======       ======

Earnings per common share:
     Primary.......................................   $ 308.07      142.74        612.46       791.82
     Fully diluted.................................     295.74      141.31        598.54       758.66
                                                       =======     =======        ======      =======


                                FIRST BANKS, INC.
                Condensed Consolidated Balance Sheet Information
                           December 31, 1996 and 1995
                        (dollars expressed in thousands)
                                   (unaudited)


                                                          1996         1995
                                                     -------------   ----------
Net Loans......................................      $ 2,721,188     2,691,554
Total Assets...................................        3,689,154     3,622,962
Total Deposits.................................        3,238,567     3,183,691
Total Stockholders' Equity.....................          251,389       234,605

Reserves to Nonperforming Loans                           152.27%       133.70%
Nonperforming Assets to Loans
     and Foreclosed Assets.....................             1.49%         1.71%